Exhibit 99.1

WikiLoan Names Denita Willoughby as Chief Executive Officer

LOS ANGELES March 5, 2012 --WikiLoan, Inc. ("WikiLoan", or "the Company") is pleased to announce that Denita Willoughby has been named as the Chief Executive Officer, and has been appointed to the Company’s Board of Directors (the “Board”) effective March 1, 2012. Marco Garibaldi has stepped down as CEO, has become CTO, and has replaced Edward C. DeFeudis as Chairman of the Board, also effective March 1, 2012.  Edward C. DeFeudis has remained as President and Secretary and a member of the Board, and Ali Fakhari has moved from his role as CMO to become Vice President.

Garibaldi stated “Willoughby has a great deal of relevant experience gained from AT&T in the telecommunications industry. She possesses the right leadership skills needed as WikiLoan continues to gain momentum. We are thrilled to have Denita as our CEO. She is going to make an immediate impact and we feel that she will be integral as we continue to expand our operations in the mobile space.” The Company announced last month that it is launching its mobile payment and marketing application on multiple wireless carrier networks through a distribution agreement signed with Prouty Company, making it available to over 5 million existing subscribers in the US.

Prior to joining the Company, Willoughby was with AT&T for over 15 years. She was Vice President of External Affairs in the Greater Los Angeles Area, AT&T's largest market. She was responsible for working with key stakeholders to upgrade AT&T’s Uverse and wireless networks. Her previous role was VP of Programming for AT&T's Uverse Video Content team. Willoughby acquired content and negotiated cable network contracts. Willoughby is an experienced executive with strong P&L, sales and leadership experience, with past roles at SBC, Morgan Stanley and IBM.

Named by the California Diversity Magazine as one of the Most Powerful and Influential Women in California, Willoughby has an engineering degree from the University of Wisconsin-Madison and a MBA from Harvard Business School. She is a member of the board for California Institute of the Arts, Green Dot Public Schools, Unite LA and Vision to Learn.

ABOUT WIKILOAN, INC.

WikiLoan, Inc. owns and operates two proprietary state-of-the-art technology platforms, WikiPay and WikiLoan.

WikiPay is a low-cost, cash-based mobile payment and marketing platform solution for Peer-to-Peer (P2P), Business-to-Consumer (B2C), Consumer-to-Business (C2B), and Business-to-Business (B2B) transactions. The main pull for WikiPay is its low transaction fees. WikiPay is FREE for payments between members. Additionally, WikiPay's mobile marketing application, WikiBlast, enables merchants to reach their client base instantly with a variety of customizable SMS marketing programs. For more information, please visit: www.wikipay.com or the mobile website: m.wikipay.com.

WikiLoan is a low-cost peer-to-peer lending platform that works through the participation and collaboration of family and friends through social networks.  The company's website www.wikiloan.com provides repayment schedules and documentation for loans, along with proprietary administrative tools, which enable users to securely pull credit reports and automate the loan repayment process.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding WikiLoan, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where WikiLoan expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. WikiLoan does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CONTACT: Investors may contact: Ben Hansel (720) 288-8495 benh@ttfsco.com

SOURCE WikiLoan, Inc.